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                                                        EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement (No. 333-13525) on Form S-3 of our report dated October 21, 1996, which appears on page 43 of the 1996 Annual Report to Shareholders of Johnson Controls, Inc. (which financial statements have not been restated to give effect to the reclassification of the Plastic Container division as a discontinued operation and for the stock split distributed on March 31, 1997 to shareholders of record on March 7, 1997), which is incorporated by reference in Johnson Controls, Inc.'s Annual Report on Form 10-K for the year ended September 30, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 37 of such Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated October 21, 1996, except as to Note 13 which is as of December 6, 1996 and Note 14 which is as of March 7, 1997, which appears on page 4 of the Current Report on Form 8-K filed March 10, 1997 (which financial statements have been restated to give effect to the reclassification of the Plastic Container division as a discontinued operation and for the stock split distributed on March 31, 1997 to shareholders of record on March 7, 1997). We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP
Milwaukee, WI
May 1, 1997